Exhibit 99.1

Watermark Lodging Trust, Inc. Completes Strategic Financing Transaction

Transaction Provides Significant Operational and Financial Flexibility

CHICAGO – July 24, 2020 – Watermark Lodging Trust, Inc. (“Watermark” or the “Company”) announced today that the Company has completed a strategic financing transaction with a joint venture between affiliates of Ascendant Capital Partners (“Ascendant”) and funds managed by Oaktree Capital Management, LP (“Oaktree”) through which the Company received $200 million of preferred equity capital and a commitment of up to an additional $250 million of new preferred equity capital over the next 18 months. The investors have also been granted warrants to purchase up to 6.75% of the Company's fully diluted common equity.

In connection with the transaction, Russell Gimelstob, Ascendant's Chief Executive Officer, and Alexander Halpern, Founding Managing Partner of Ascendant and its Head of Hospitality, have joined the Company's board of directors.

“This transaction provides us with additional operational and financial flexibility as we navigate the current economic environment, strengthens our balance sheet and creates a pool of capital with which we can opportunistically pursue growth,“ said Michael Medzigian, Chairman and Chief Executive Officer of Watermark.

He continued, “We are pleased to welcome Ascendant and Oaktree as investors, and we look forward to benefiting from their expertise and resources as we continue to grow our platform, serve our guests and generate long-term value for our shareholders. The closing of this transaction speaks to the strength of our company and confidence in the portfolio quality and its ability to recover from these unprecedented times.”

Russell Gimelstob added, “Watermark’s portfolio is comprised of high-quality assets, and we have strong conviction in the Company’s future. We are excited to bring our significant hospitality and lodging expertise to Watermark, providing the Company with financing to continue growing its business.”

“Watermark’s irreplaceable portfolio and like-minded management team make the partnership a natural fit for Oaktree,” said Zach Serebrenik, Managing Director at Oaktree. “We look forward to working with the Company and to supporting its long-term growth and success.”

More detailed descriptions of the transaction and the related definitive agreements can be found in the Company's Form 8-K filed today with the SEC, which is available on the Company's website.

Advisors

Hodges Ward Elliott served as real estate advisor, Clifford Chance US LLP served as legal counsel and Paul Hastings LLP acted as real estate counsel to the Company. Latham & Watkins LLP and Kirkland & Ellis LLP served as legal counsel to the investors.

About Watermark Lodging Trust, Inc.

Watermark Lodging Trust, Inc. is a publicly registered, non-traded real estate investment trust that invests in, manages and seeks to enhance the value of interests in lodging and lodging-related properties. Over the past decade, Watermark Lodging Trust, Inc. has been one of the largest and most active investors in the lodging industry. www.watermarklodging.com

About Ascendant Capital Partners

Ascendant Capital Partners is a vertically integrated real estate investment and operating vehicle located in Los Angeles and New York, with an investment focus on urban hospitality, data infrastructure, and technology-enabled multifamily assets. Founded in 2019, Ascendant’s partners have collectively acquired more than $12 billion of hospitality assets. www.ascendantcapital.com

About Oaktree Capital Management

Oaktree is a leader among global investment managers specializing in alternative investments, with $113 billion in assets under management as of March 31, 2020. Oaktree emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in real estate, distressed debt, corporate debt (including mezzanine finance, high yield debt and senior loans), control investing, convertible securities, listed equities and multi-strategy solutions. Headquartered in Los Angeles, the firm has over 950 employees and offices in 19 cities worldwide. www.oaktreecapital.com

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “will,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of the Company, including, without limitation, the risk factors and other matters set forth in the Company's Annual Report on Form 10-K for the period ended December 31, 2019 filed with the SEC on March 12, 2020 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on June 29, 2020. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Additional Information

The securities to be sold in this private placement transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

Media Contact:

Guy Lawrence

Ross & Lawrence

212-308-3333

gblawrence@rosslawpr.com

Investor Relations:

855-WLT-REIT (855-958-7348)

IR@watermarklodging.com